Exhibit 99.1

Shengtai Pharmaceutical, Inc.

Special Committee Selects Financial and Legal Advisors

WEIFANG, Shandong, China, June 23 /PRNewswire-Asia-FirstCall/ — Shengtai Pharmaceutical, Inc. (OTC Bulletin Board:SGTI.ob - News) ("Shengtai" or "the Company"), a leading manufacturer and distributor of high-quality, pharmaceutical grade glucose products in China, today announced that its Special Committee of the Board of Directors (the “Special Committee”), which was formed to consider a proposal from its Chairman and Chief Executive Officer, Mr. Qingtai Liu (“Mr. Liu”), pursuant to which Mr. Liu intends to acquire all of the outstanding shares of the Company's common stock not currently owned by him and his affiliates in a going private transaction at a proposed price of $1.65 per share in cash (“Proposal”), has retained Roth Capital Partners, LLC as its financial advisor and Shearman & Sterling LLP as its legal counsel, respectively, to assist it in consideration of such matters. The Company’s Board of Directors and the Special Committee caution the shareholders and others considering trading in its securities that the Special Committee is continuing its evaluation of the Proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that this or any other transaction will be approved or consummated.

About Shengtai Pharmaceutical, Inc.

Shengtai Pharmaceutical, Inc. through its wholly owned subsidiary, Shengtai Holding, Inc. (SHI), a New Jersey corporation, and the Chinese operating company of Weifang Shengtai Pharmaceutical Co., Ltd., is a leading manufacturer and supplier of pharmaceutical grade glucose used for medical purposes. It also manufactures and supplies glucose and cornstarch products to the food, beverage and industrial production industries in China. For more information about Shengtai Pharmaceutical, Inc., please visit http://www.shengtaipharmaceutical.com/.

Forward Looking Statements

Certain statements in this press release and oral statements made by the Company constitute forward-looking statements concerning the Company's business and products. These statements include, without limitation, statements regarding our ability to prepare the Company for growth, the Company's planned capacity expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs, but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the pharmaceutical industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large-scale implementation of the Company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

For more information, please contact:

Shengtai Pharmaceutical, Inc.

Investor Relations

Tel: 86-536-2188831

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